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Exhibit 23.1

Consent of Ernst & Young LLP

        We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 27, 2004 (except Note 10, as to which the date is                         , 2004), in Amendment No. 1 to the Registration Statement (Form S-1) and related Prospectus of Gander Mountain Company for the registration of its common stock.

Ernst & Young LLP
Minneapolis, Minnesota

        The foregoing consent is in the form that will be signed upon completion of the restatement of the capital accounts described in Note 10 to the financial statements.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
March 11, 2004

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Consent of Ernst & Young LLP